Exhibit 10.1

December 24, 2020

VIA ELECTRONIC MAIL

Ying Huang, PhD

Tel: [***]

Email: [***]

Re:	Offer Letter for Chief Executive Officer

Dear Ying,

Congratulations! We are pleased to offer you a promotion to the full-time position of Chief Executive Officer at Legend Biotech USA, Inc. (the “Company”). The following is a summary of your compensation package.

Location: New Jersey, USA

Remuneration: Your base salary will be $642,000 per year and, starting in 2021, you will be eligible to receive an annual bonus of 65% of your annual base salary based on performance targets established by the Company. For 2020, you will remain eligible to receive your current year-end performance-based bonus target. The annual bonus is based in part on your performance rating.

Long-Term Incentive Plan:

Following your acceptance of this offer and subject to approval by the Company’s Board, each year you will be granted an annual award of $1,000,000 in restricted stock units (“RSUs”) pursuant to the Company’s 2020 Restricted Share Plan. Each annual grant of RSUs will vest evenly in three (3) equal installments on each of the first three (3) anniversaries of the grant date, subject to your continued service on each vesting date and any performance objectives established by the Company as set forth in the applicable award agreement. The terms of your RSUs will be governed by the Company’s 2020 Restricted Share Plan, as amended or revised, and the applicable award agreement.

You will continue to be eligible to participate in the Company’s option plan and vest in your previously granted options of 1,000,000 shares, subject to the terms and conditions of the applicable plan documents and agreements. Following your acceptance of this offer and subject to approval by the Company’s Board, you will be granted a total of 300,000 additional option shares (“Option”), and the option shares will vest evenly in three (3) equal installments on each of the first three (3) anniversaries of the grant date, subject to your continued service on each vesting date and any performance objectives established by the Company as set forth in the applicable award agreement. The purchase price per share for these 300,000 shares will be at the fair market value on the grant date upon approval by the Company’s Board. The Option will be subject to and governed by the terms of the Legend Biotech Corporation Share Option Schedule and all other documents and agreements applicable to the Option.

Legend Biotech USA. Inc.

10 Knightsbridge Rd, Piscataway, NJ 08854 I 2101 Cottontail Lane, Somerset NJ 08873

In the event your employment is terminated without Cause, you will be eligible to receive continued payment of your base salary for twelve (12) months and accelerated vesting of unvested options and RSUs for twelve (12) months, provided that you sign and do not revoke the Company’s form severance agreement and general release of all known and unknown claims. As used herein, the term “Cause” means (i) you engage in a material act of misconduct, including but not limited to misappropriation of trade secrets, fraud, or embezzlement, (ii) you commit a crime involving dishonesty, breach of trust, or physical harm to any person, (iii) you breach the terms of this offer letter or the Proprietary Information Agreement, (iv) you refuse to implement or follow a lawful policy or directive of the Company, (v) you engage in misfeasance or malfeasance demonstrated by your failure to perform your job duties diligently and/or professionally, or (vi) you violate a Company policy or procedure which harms the Company, including violation of the Company’s policy concerning sexual harassment, discrimination or retaliation.

Company Benefits: You will be eligible to receive health, dental and vision coverage, as well as subsidized coverage for family members, subject to the terms and conditions of the applicable plans. You will also be eligible to receive accidental death and dismemberment, long-term disability and life insurance, subject to the terms and conditions of the applicable plans. Further, you will be eligible to participate in the Company’s 401(k) plan, subject to the terms and conditions of the plan.

Non-Competition: The Intellectual Property Rights Agreement, Non-Competition, and Confidentiality Agreement between you and the Company (“Proprietary Information Agreement”) continues to govern and apply to your employment with the Company.

Commencement Date: You transitioned to role as Chief Executive Officer of the Company on September 21, 2020.

At-Will: Your employment with the Company is at-will. That means that both you and the Company have the right to terminate employment at any time, with or without advance notice, and with or without cause. You also may be demoted or disciplined and the terms of your employment may be altered at any time, with or without cause, at the discretion of the Company. No one other than an officer of the Company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be in writing and must be signed by the Company’s Chairman of the Board and by you.

This offer letter, together with the Proprietary Information Agreement, sets forth our entire agreement and understanding regarding the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This offer letter may not be modified in any way except in writing signed by the Company’s Chairman of the Board and you.

Legend Biotech USA. Inc.

10 Knightsbridge Rd, Piscataway, NJ 08854 I 2101 Cottontail Lane, Somerset NJ 08873

Please confirm your decision to become the Company’s Chief Executive Officer by signing a copy of this offer letter and returning it to us not later than Dec. 29, 2020.

Sincerely,

/s/ Ye Wang
Chairman of the Board, Legend Biotech

Offer Confirmation

I, Ying Huang, hereby agree to and accept the offer by Legend Biotech USA, Inc.

Ying Huang

/s/ Ying Huang

Date:	12/24/2020

Legend Biotech USA. Inc.

10 Knightsbridge Rd, Piscataway, NJ 08854 I 2101 Cottontail Lane, Somerset NJ 08873